Exhibit 10.24

PURCHASE SALE AND ASSIGNMENT CONTRACT

This Purchase, Sale and Assignment Contract (“Contract”) is entered into as of this 30th day of June 2010 (“Effective Date”) between Authentidate Holding Corp., a Delaware Corporation, having an address for the receipt of mail at Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, NJ 07922 (“Seller”), and Star Advisors, LLC having a principal address at 2165 Technology Drive, Schenectady, NY 12308, (“Purchaser”).

WHEREAS, Seller is party to an Installment Sales Agreement with the City of Schenectady Industrial Development Agency (“CSIDA”) dated December 1, 1998 (“Installment Sales Agreement”) covering the lot or parcel known as 2165 Technology Drive, City of Schenectady, County of Schenectady, State of New York which lot or parcel is more particularly described in Exhibit “A” attached hereto (the “Land”); and

WHEREAS, Seller desires to transfer all of its interest in the Property and under the Installment Sales Agreement to Purchaser; and

WHEREAS, Purchaser wishes to acquire all of Seller interest in the Property and under the Installment Sales Agreement

NOW, THEREFORE, the parties hereby agree as follows.

ARTICLE I - AGREEMENT OF PURCHASE AND SALE

Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement: (a) the parcel of land more particularly described in Exhibit” A” attached hereto (“Land”) together with the Seller’s interest in the Installment Sales Agreement; (b) all buildings and improvements situated on the Land (collectively, “Building”); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and right of Seller in and to the Land and Building; (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the Building, including without limitation the personal property described in Exhibit B attached hereto, (f) all permits, licenses, certificates and approvals issued in connection with the Property, (g) all surveys, plans and specifications, operating manuals, guaranties and warranties and any other items used in the operation of the Property, (h) Seller’s interest in the service contracts accruing after Closing all of which are assumed by Purchaser (i) Seller’s interest in the Leases (defined below) accruing after Closing (collectively the “Property”). The Property is located at or known as 2165 Technology Drive, Schenectady, NY 12308.

ARTICLE II - DEFINED TERMS

The following capitalized terms shall have the following meanings:

(A) “Approvals” means governmental approvals required by Purchaser to utilize the Property as a combined manufacturing, warehouse and office facility and for those uses permitted in the use zone in which the Land is located (the “Proposed Use”).

(B) “Business Day” means any day other than a Saturday or Sunday or legal holiday in the State of New York.

(C) “Closing” means the consummation of the purchase of the Property by Purchaser from Seller in accordance with the terms and conditions of this Contract, including the recordation of the Assignment of Installment Sales Agreement conveying equitable title to the Property to Purchaser as described herein.

(D) “Closing Date” means the date on which the Closing will be held.

(E) “Contract” means this Purchase, Sale and Assignment Contract between Seller and Purchaser.

(G) “Effective Date” shall be the date set forth in the Preamble.

(H) “Environmental Laws” means: (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as now or hereafter amended and the Resource Conservation and Recovery Act of 1976, as now or hereafter amended; (ii) the regulations promulgated thereunder, from time-to-time; (iii) all federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, management, storage, disposal or abatement of asbestos, petroleum, petroleum by-products and any pollutants, dangerous substances, toxic substances, hazardous materials or hazardous substances.

(I) Intentionally Omitted.

(J) “Installment Sales Agreement” shall have the meaning set forth in the Preamble.

(K) “Land” means that certain land and buildings constructed thereon, known as 2165 Technology Drive, Schenectady, NY and further described in Exhibit A, together with any and all rights pertaining to such land and buildings, including without limitation, any rights, title and interest of Seller in and to any adjacent streets, roads, alleys, rights-of-way, easements or appurtenances thereto.

(L) “Lease Agreement” means that certain Agreement to Lease a certain portion of the Building between the Astria Solutions Group LLC (“Astria”) and Seller under the terms of which Astria has leased the Property from the Seller and Astria assumed all operating costs, taxes and similar expenses related to the Property after May 31, 2007.

(M) “Official Records” means the Official Records of Schenectady County, State of New York.

(N) “Purchase Price” means the total consideration to be paid by Purchaser to Seller for the purchase of the Property as determined pursuant to Section 3.01.

(O) “Property” shall have the meaning set forth in the Article 1.

(P) “Purchaser” shall have the meaning set forth in the Preamble.

(Q) “Regulation” means any regulation, decree, order, code, ordinance, rule or law of any municipality, county, state or federal government or other governmental or quasi-governmental agency, department, or authority.

(R) “Seller” shall have the meaning set forth in the Preamble.

(S) “Surveyor” means a registered public surveyor or a registered professional engineer duly and currently licensed by the appropriate authorities of the State in which the Land is situated, and approved by Purchaser and the Title Company.

(X) “Title Company” means Chicago Title Insurance Company.

(Y) “Title Exceptions” means any third-party interests, including but not limited to all easements, liens, encumbrances, restrictions, rights-of-way, covenants and reservations affecting the Land.

(Z) “Title Policy” means the ALTA Owner’s Title Policy issued by the Title Company in the amount of the Purchase Price insuring good, marketable and indefeasible fee simple title in the Land, with affirmative coverage for any beneficial easements and restrictions appurtenant to the Land (existing or to be created pursuant to this Contract) or otherwise in accordance with the terms herein.

(AA) “Title Report” means the Abstract of Title together with a Pro-Forma Owner’s Title Policy issued by the Title Company in accordance with the terms and provisions of herein.

ARTICLE III - PURCHASE PRICE AND CONTINGENCIES

3.01	PURCHASE PRICE

The Purchase Price to be paid by Purchaser to Seller for the Property at the Closing is (i) Two Million Four Hundred Twenty-Five Thousand Dollars ($2,425,000) and (ii) amounts paid by Purchaser on behalf of Seller pursuant to Section 7.05 (B).

ARTICLE IV - CONDITION OF THE LAND AND OF TITLE TO THE LAND

4.01	CONDITION OF THE LAND AND OF TITLE TO THE LAND

(A) AS IS Condition: Purchaser has inspected the Property, is fully familiar with the physical condition and state of repair thereof, and shall accept the Property and the fixtures and equipment thereon “AS IS” at the date hereof, in their present condition subject to any and all conditions and defects of any nature whatsoever (including, without limitation, structural, latent and other conditions and defects) and subject to reasonable use, wear, tear and natural deterioration between the date hereof and the Closing of title, without any reduction in the Purchase Price for any material change in such condition by reason thereof subsequent to the date of this Contract. This Contract, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges that Seller does not make and has not authorized any party to make any representations as to any matter or thing affecting or relating to the Property whatsoever, and held out no inducements to Purchaser, other than those herein specifically expressed. Without limiting the generality of the foregoing, Purchaser has not relied on any statements, representations or warranties of Seller, either express or implied, as to (i) the current or future real estate tax liability, assessment, or valuation of the Property; (ii) the potential qualification of the Property for any benefits conferred by federal, state, or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated; (iii) the compliance of the Property, in its current or any future state, with applicable zoning or environmental ordinances and the ability to obtain a change in the zoning or a variance in respect to the Property’ non-compliance, if any, with said zoning or environmental ordinances; (iv) the availability of any financing for the purchase, alteration, rehabilitation, or operation of the Property from any source; (v) the current or future use of the Property, (vi) the present and future condition and operating state of any and all machinery or equipment on the Property and the present or future structural and physical condition of any building or its suitability for rehabilitation or renovation; (vii) the ownership of any personal property on the Property; (viii) the presence or absence of any rules or regulations issued by any governmental or quasi-governmental authority, agency or board and/or any violations thereof, and (ix) the layout, room count, leases, rents, income, expenses or operation of the Property unless expressly contained in this Contract. The Seller is not liable or bound in any manner by any verbal or written statements pertaining to the Property or the operation, layout, room count, expenses, condition, income, leases or rents heretofore or hereafter furnished by Seller and/or any real estate broker, agent, employee, or other person, unless the same are specifically set forth herein.

(B) Inspection: Before entering into this Contract, Purchaser has made such examination of the Property, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deemed necessary. In entering into this transaction, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Contract, whether or not any such representations, warranties or statements were made in writing or orally.

ARTICLE V - REPRESENTATIONS, WARRANTIES

5.01	REPRESENTATIONS AND WARRANTIES OF SELLER

(A) For the purpose of inducing Purchaser to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Seller represents and warrants to Purchaser the following:

(1) Seller has and will have on the Closing Date the power and authority to sell and convey fee title to the Land and to execute the documents to be executed by Seller; and prior to the Closing will have taken all requisite actions for the consummation of the transactions contemplated by this Contract;

(2) Seller holds good, marketable, indefeasible, fee simple title to the Land subject to all matters related to the Installment Sales Agreement and any related Agreements, and to the best of Seller’s knowledge, other than those matters which are set forth on the Survey, in the Title Report, or otherwise provided to Purchaser in writing, there are no agreements, written or oral, to which Seller is a party, in the nature of purchase contracts, option agreements, mortgages, leases, easements, licenses, permits, franchises, concessions, occupancy agreements, guarantees, indemnities, or offers affecting the Land and there are no adverse or other parties in possession of the Land or any part thereof;

(3) There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by, or pending or, to the best of Seller’s knowledge, threatened against Seller or the Land;

(4) At the Closing, Purchaser will have no duty to collect withholding taxes for Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended;

(5) To the best of Seller’s knowledge, the Land and its current use, occupation, and condition and the Proposed Use do not violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations, or urban redevelopment plans applicable to the Land; and

(6) To the best of Seller’s knowledge, compliance with the terms of this Contract will not conflict with, or with or without notice or the passage of time, or both, result in a breach of, or constitute a default under, any of the terms or provisions of any indenture, mortgage, loan agreement, or instrument to which Seller is a party or by which Seller or the Land is bound, any applicable Regulation, or any judgment, order, or decree of any court having jurisdiction over Seller or the Land;

5.02	COVENANTS AND AGREEMENTS OF SELLER

Seller covenants and agrees with Purchaser that as of the Effective Date and until the Closing Date or earlier termination of this Contract, Seller shall:

(1) Maintain and convey to Purchaser on the Closing Date, good, marketable, insurable, and indefeasible fee simple title to the Property, free and clear of all liens, conditions, exceptions, encumbrances, reservations, or restrictions of any kind, except for customary permitted exceptions;

(2) Not take or permit any actions or inactions, circumstances or conditions which would change, contradict, render incomplete, or breach Seller’s representations and warranties contained herein if said representations and warranties had been made as of the date of the action or inaction;

(3) Promptly deliver notice to Purchaser of any fact, circumstance or condition which changes, contradicts, renders incomplete or breaches any representation or warranty if said representations and warranties had been made as of the date of the change;

(4) At no cost to Seller, cooperate with Purchaser’s efforts to obtain the Approvals, including, signing any necessary applications and obtaining signatures of any necessary third parties with respect to any covenants, conditions and restrictions affecting the Property;

(5) Not voluntarily take or permit any actions or inactions, circumstances or conditions which would change the physical condition of the Property; and

(6) Not take or permit any actions which would cause any liens, easements, possessory rights, conditions, exceptions, encumbrances, reservations, or restrictions of any kind to be recorded or filed on or against the Land.

5.03	COVENANTS OF PURCHASER

Purchaser covenants that Purchaser is a duly formed LLC pursuant to the laws of the State of New York and was so formed in May of 2006 and has full, complete and legal authority to execute this Agreement.

ARTICLE VI - CONDITIONS PRECEDENT TO CLOSING

6.01	PERFORMANCE OF SELLER’S OBLIGATIONS

Without limiting any of the rights of Purchaser elsewhere provided for in this Contract, Purchaser’s obligation to close under this Contract shall be subject to satisfaction of the following conditions:

(A) Seller’s representations and warranties set forth in this Contract remain true and correct;

(B) Seller has complied with all of its covenants, agreements, and obligations within the time limits and in the manner required in this Contract;

(C) The Title Company agrees to issue the Title Policy at Closing subject only to the permitted exceptions with the pre-printed or standard exclusions from coverage contained in the ALTA form of the title policy pertaining to survey matters, unrecorded encumbrances, creditors’ rights exception and tenants in possession deleted. The Title Policy shall contain such endorsements and such “insuring over” of title encumbrances and exceptions by the Title Company as Purchaser may require;

(D) No portion of the Property has been taken by or is the subject of a condemnation proceeding or is under threat of condemnation;

(E) The CSIDA shall have consented to the assignment and assumption of the Seller’s interest in the Installment Sales Agreement by Purchaser; and

(G) Purchaser obtains financing for the purchase of the Property from (i) New York Business Development Corporation and the Empire State Certified Development Corporation on terms consistent with commitments therefrom, with the revisions to such commitments requested by Purchaser prior to the date of this Contract, or (ii) from a commercial bank on terms reasonably satisfactory to it.

ARTICLE VII - THE CLOSING

7.01	DATE AND PLACE OF CLOSING

The Closing shall take place in the offices of Lemery Greisler, LLC or such other place as the parties shall mutually agree upon, but the Closing shall not be deemed to have occurred until the Deed has been recorded in the Official Records. The parties will endeavor to cause the Closing to occur on or before July 8, 2010.

7.02	ITEMS TO BE DELIVERED AT THE CLOSING

(A) Seller. At the Closing, Seller shall deliver to the Title Company in Escrow, each of the following items, the delivery of which shall be a condition to the performance by Purchaser of its obligations under this Contract:

(1) An assignment of Installment Sales Agreement and all interest in the personal property owned by Seller on the Property (the “Assignment”) in form reasonably acceptable to the Purchaser.

(2) An assignment and assumption of Lease Agreement in form and substance reasonably acceptable to Purchaser (The “Assignment of Leases”).

(3) Possession of the Property subject to the right of tenants under the Leases, and keys therefore to the extent Seller has them in its possession.

(4) A FIRPTA Affidavit addressed to Purchaser and the Title Company.

(5) All additional documents and instruments that the Title Company, Purchaser’s counsel, and Seller’s counsel may reasonably determine are necessary to the proper consummation of this transaction.

(6) Seller shall have executed final and binding documents and instruments necessary to fully forgive that certain note between Astria and Seller in the original principal amount of $2,000,000 and a net deferred receivable due from Astria to Seller in the amount of $241,376.31 originally due in connection with the sale of certain businesses to Astria and other related transactions. For the avoidance of doubt, this amount does not include any amounts due for rent, interest or EPM’s subsequent to June, 1, 2007.

(B) Purchaser. At the Closing, Purchaser shall deliver to the Title Company in Escrow each of the following items, the delivery of which shall be a condition to the performance by Seller of its obligations under this Contract:

(1) The Purchase Price as required by Article III hereof, and

(2) All additional documents and instruments that the Title Company, Purchaser’s counsel, and Seller’s counsel may reasonably determine are necessary to the proper consummation of this transaction.

7.03	PRORATIONS AND ADJUSTMENTS AT CLOSING

Rent and interest due from Astria for the calendar month in which the Closing Date occurs shall be prorated between Seller and Purchaser as of the Closing Date. Purchaser agrees that all amounts due for taxes, utilities and other similar assessments prior to the Closing Date will be the obligations of the Purchaser.

7.04	POSSESSION AND CLOSING

Possession of the Property free and clear of all tenants (other than those taking directly or indirectly under the Lease Agreement or under agreements with Astria) shall be delivered to Purchaser by Seller at the Closing. Until such delivery, all risk of loss in respect of the Property under this Contract shall rest with Seller.

7.05	COSTS OF CLOSING

(A) At the Closing, Seller shall be responsible for (i) its own attorney’s fees and (ii) brokerage commissions pursuant to Section 9.01, (iii) taxes and PILOT payments for the period prior to June 1, 2007, in an amount not to exceed $24,800 and (iii) all state, county, and local governmental transfer taxes, documentary or otherwise, and/or the cost of documentary stamps to be affixed to the instrument or instruments of conveyance, in an amount not to exceed $7,100.

(B) At the Closing, Purchaser shall be responsible for: (i) all Title Policy premiums and associated costs; (ii) the cost of any escrow charges to be imposed by the Title Company; and (iii) any other expenses customarily charged to Purchaser in connection with similar transactions including its own attorney’s fees. Purchaser shall also be responsible for Seller costs as is customary in Schenectady County, excluding transfer taxes, documentary or otherwise, and/or the cost of documentary stamps to be affixed to instruments or instruments of conveyance to the extent they do not exceed $7,100. Such costs shall include: (i) all recording fees; ii) the cost of the boundary Survey; and (iii) any other expenses customarily charged to Seller in connection with similar transactions.

ARTICLE VIII - FAILURE OF CONDITIONS, DEFAULTS AND REMEDIES

8.01	FAILURE OF CONDITIONS; TERMINATION

If any of the conditions precedent to Purchaser’s obligation to close have not occurred or been satisfied on or before the Closing Date, Purchaser at its sole option may: (a) terminate this Contract by notice delivered to Seller on or before the Closing Date; or (b) waive such conditions precedent and proceed to Closing. Upon any termination of this Contract pursuant to any right to terminate set forth in this Contract and except as set forth in Section 8.02, the parties will have no further liability to each other. No termination under this agreement shall affect the terms and provisions of the Lease Agreement.

8.02	SELLER’S DEFAULTS; PURCHASER’S REMEDIES

(A) Seller’s Defaults. Seller shall be deemed to be in default hereunder if:

(1) Any of Seller’s warranties or representations set forth herein is or becomes untrue at any time on or before the Closing Date;

(2) Seller fails to comply with all of its obligations within the time limits and in the manner required in this Contract for any reason other than a default by Purchaser or termination of this Contract prior to Closing; or

(3) Seller breaches any of Seller’s covenants or agreements set forth herein.

(B) Purchaser’s Remedies. If Seller is deemed to be in default, Purchaser may, at its sole option, do any one or more of the following:

(1) Terminate this Contract by notice delivered to Seller on or before the Closing Date and obtain money damages as set forth in the final paragraph of this Section 8.02(B);

(2) Proceed to Closing; or

(3) Enforce specific performance of any and all provisions of this Contract against Seller; and cure Seller’s default, at Seller’s cost, and deduct from the Purchase Price all costs and expenses, including reasonable attorneys’ fees, incurred by Purchaser in so curing, subject to the limitations set forth in this Section 8.02(B).

Purchaser, as Purchaser’s sole and exclusive remedy for money damages for a default shall be entitled to reimbursement for all costs incurred by the Purchaser in connection with the performance of its obligations hereunder (exclusive of any payments made or to be made in connection with the release or discharge of any lien) up to a maximum of $10,000, it being agreed between Seller and Purchaser that such sum shall be liquidated damages for a default of Seller hereunder due to the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default. Said liquidated damages shall constitute just compensation of the Purchaser for its cost and expenses associated with the transactions contemplated hereby including, without limitation, the following: all attorneys’ fees incurred in negotiating, preparing, and reviewing this Contract, and all other costs and damages incurred by Purchaser in connection with this Contract as a result of Seller’s default, all as expressly stipulated and agreed between Purchaser and Seller in a bona fide effort to liquidate and settle upon such actual damages. The provisions of this Section 8.02(B) constitute the sole remedies available to Purchaser as a result of a default by Seller of its obligations under this Contract, provided, however, that the limitations of this paragraph shall not apply to an action for a breach by Seller of the representations and covenants contained in Sections 5.01(A)(2), and 5.02(1) and (6) unknown to Buyer at Closing.

8.03	PURCHASER’S DEFAULT; SELLER’S REMEDIES

(A) Purchaser’s Default. Purchaser shall be in default hereunder if Purchaser fails to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Contract for any reason other than a default by Seller hereunder or termination of this Contract prior to Closing.

(B) Seller’s Remedy. If Purchaser is deemed to be in default hereunder, Seller, as

Seller’s sole and exclusive remedy for such default shall be entitled to reimbursement for all costs incurred by the Seller in connection with the performance of its obligations hereunder (exclusive of any payments made or to be made in connection with the release or discharge of any lien) up to a maximum of $10,000, it being agreed between Purchaser and Seller that such sum shall be liquidated damages for a default of Purchaser hereunder due to the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default. Said liquidated damages shall constitute just compensation of the Seller for its cost and expenses associated with the transactions contemplated hereby including, without limitation, the following: all attorneys’ fees incurred in negotiating, preparing, and reviewing this Contract, the cost of finding another Purchaser in the event of Purchaser’s default, the opportunity cost of keeping the Property out of the marketplace, and all other costs and damages incurred by Seller in connection with this Contract as a result of Purchaser’s default, all as expressly stipulated and agreed between Seller and Purchaser in a bona fide effort to liquidate and settle upon such actual damages. The provisions of this Section 8.03(B) constitute the sole remedy available to Seller as a result of a default by Purchaser of its obligations under this Contract.

8.04	OPPORTUNITY TO CURE

No act, failure to act, event or circumstance which might be deemed to be a default by either party shall be deemed to be a default under any of the provisions of this Contract, unless and until, notice thereof is first given by the non-defaulting party to the party alleged to be in default and said party fails to cure the alleged default within thirty (30) days in the case of a non-monetary default, or fifteen (15) Business Days in the case of a monetary default, and neither party has affected a cure.

ARTICLE IX - BROKERAGE COMMISSIONS

9.01	BROKERAGE COMMISSIONS

(A) Seller has retained CB Richard Ellis (“CBRE”) to represent it in this transaction. Except as set forth in the foregoing sentence, each party represents and warrants that they have not retained the services of a broker in connection with this transaction. , Seller shall be solely responsible for brokerage or other fees payable to CBRE, if any, payable as per separate agreement. Additionally, each party will be responsible for any other brokerage fees undertaken by that party.

(B) Notwithstanding anything contained herein to the contrary, the indemnities set forth in this Article shall survive the Closing.

ARTICLE X - CONDEMNATION

10.01	CONDEMNATION

(A) In the event all of the Property shall be taken or threatened to be taken prior to the

Closing Date in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, then this Contract shall automatically terminate. If applicable law recognizes Purchaser’s claims as compensable and provides Purchaser a forum to make such claims then Seller shall have the sole right to any award or damages arising with respect to any of its claims in such proceeding, and Purchaser shall have the right to seek an award or damages with respect to its claims. If applicable law does not recognize Purchaser’s claims as compensable and provide a forum for Purchaser’s claims, this Contract shall terminate.

(B) In the event any part (but not all) of the Property shall be taken or threatened to be taken prior to the Closing Date, in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose (collectively, a “Taking”) and such Taking shall adversely affect Purchaser’s development and use of the Property, then, at Purchaser’s discretion, Purchaser may terminate this Contract and neither party shall have any further rights or obligations hereunder, or Purchaser may close on this Contract on the terms and conditions hereof. Seller shall have the sole right to retain any damage awards with respect to any such eminent domain, condemnation, or other taking of the Property unless Purchaser closes on the Property, in which event such damage awards theretofore received by Seller shall be payable to Purchaser at Closing and the right to any unpaid awards shall be assigned to Purchaser at Closing.

ARTICLE XI - MISCELLANEOUS

11.01 EXHIBITS

All Exhibits annexed hereto are a part of this Contract for all purposes.

11.02 BINDING EFFECT

This Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors, heirs and permitted assigns.

11.03 CAPTIONS

The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

11.04 NUMBER AND GENDER OF WORDS

Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

11.05 NOTICES

All notices, terminations, waivers and other communications hereunder shall be in writing and shall be delivered personally against receipt or shall be sent by registered or certified United States mail or a nationally-recognized, overnight courier service, postage prepaid, and addressed as follows:

If to Purchaser:	With a copy to:

Star Advisors, LLC	Lemery Greisler, LLC
2165 Technology Drive	60 Railroad Place
Schenectady, NY 12308	Saratoga Springs, NY 12866
Attn: Thomas Franceski	Attn: Robert J. May, Jr.

If to Seller:	With a copy to:

Authentidate Holding Corp	Michael J. Romer, Esq.
Connell Corporate Center	Becker & Poliakoff, LLP
300 Connell Drive, 5th Floor	45 Broadway, 11th Fl
Berkeley Heights, NJ 07922	NY, NY 10006
Attn: President

Any notice in accordance herewith shall be deemed received when delivery is received or refused, as the case may be.

11.06 GOVERNING LAW AND VENUE

The laws of the State in which the Property is situated shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein. All claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in the Supreme Court of the State of New York located in Albany County, New York, and the parties hereto expressly consent to the venue and jurisdiction of such court.

11.07 ENTIRETY AND AMENDMENTS

This Contract embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the Property, and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

11.08 SEVERABILITY

If any of the provisions of this Contract is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. The Contract shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Contract; and the remaining provisions of this Contract shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Contract. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Contract a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible to make such provision legal, valid, and enforceable.

11.09 MULTIPLE COUNTERPARTS

This Contract may be executed in a number of identical counterparts. If so executed, each of such counterparts shall, collectively, constitute one original agreement. In making proof of this Contract, it shall not be necessary to produce or account for more than one such counterpart.

11.10 FURTHER ACTS

In addition to the acts and deeds recited herein to be contemplated and performed, executed and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing any and all such further acts, deeds, and assurances as may be necessary to consummate the transactions contemplated hereby.

11.1 CONSTRUCTION

No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

11.12 CONFIDENTIALITY

The terms and conditions contained in this Contract are confidential and shall not be made public to any other person or entity other than the legal representatives of or lender to either of the parties hereto without prior written permission from the other party which will not be unreasonably withheld. However, the parties agree that Seller, in its sole discretion, shall be permitted to make a press release regarding the general terms of this transaction and file any forms or documents with the Securities and Exchange Commission (SEC) required to comply with its obligations under SEC rules and regulations. Any information not produced or created by Purchaser but provided by Purchaser to Seller under the terms of this Contract (e.g. the Survey and Title Report), to Purchaser’s knowledge, will be accurate and complete; however, in providing such information to Seller, Purchaser makes no representation or warranty, express, written, oral, statutory, or implied, as to the reports and information furnished, and all such representations and warranties are hereby expressly excluded. Seller’s reliance on such information shall be at its own risk. All information proprietary or otherwise provided by either party is confidential and each party shall be prohibited from making such information public to any other person or entity other than its agents and legal representatives, without the other’s prior written authorization.

11.13 TIME OF THE ESSENCE

It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract.

11.14 CUMULATIVE REMEDIES AND WAIVER

No remedy herein conferred upon or reserved to either party or anyone claiming by, through, or under either party, is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Contract or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing.

11.15 LITIGATION EXPENSES

In the event either party hereto is required or elects to take legal or equitable action against the other to enforce the non-defaulting party’s rights under this Contract or to require performance by the defaulting party of its obligations under this Contract, then the losing party shall immediately pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the prevailing party in such action. A party is deemed to have prevailed if it obtains a judgment or settlement in its favor that substantially provides for the relief contemplated-either in its complaint or responsive pleading.

11.16 TIME PERIODS

Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period. If a time period for which payment is due begins or ends on other than the first or last day of the month, prorated payments or accruals, as applicable, shall be made.

11.17 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in this Contract , no representations, warranties, covenants or other obligations of Seller set forth in this Contract other than those set forth in Sections 5.01(A)(2), and 5.02(1) and (6) shall survive the Closing, and no action based thereon shall be commenced after the Closing. The representations set forth in 5.01(A)(2) and 5.02(1) and (6) shall survive the Closing and shall not be subject to the merger provisions of Section 11.18.

11.18 MERGER

The delivery of the Assignment by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this Contract to survive the Closing.

11.19 PERSONAL PROPERTY & FIXTURES

The parties mutually agree that all right, title, and interest of the Seller in and to any and all personal property to be included in this sale, shall be deemed transferred or conveyed to the Purchaser under the Assignment, but that no part of the purchase price shall be deemed to have been paid by the Purchaser for the same.

11.20 ENVIRONMENTAL INDEMNIFICATION

The parties agree that Seller shall be indemnified and held harmless from any and all environmental conditions affecting the Property. Purchaser acknowledges that it has been provided with an opportunity to inspect the Property and has agreed to purchase same in its “AS IS” condition.

11.21 THIRD PARTY AGREEMENT INDEMNIFICATION

Purchaser acknowledges that it is purchasing the Property subject to any and all agreements between Seller and third parties with respect to the Property, which agreements Purchaser has been provided copies of and is substantially familiar therewith, and Purchaser shall indemnify and hold Seller harmless from any and all obligations of Seller therein.

SIGNATURE PAGE FOLLOWS

NOW WHEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

PURCHASER		SELLER

Star Advisors, LLC		Authentidate Holding Corp.

By:	/s/ Thomas Franceski	By:
Name:	Thomas Franceski	Name:	William A. Marshall
Title:	Member	Title:	Chief Financial Officer and Treasurer

NOW WHEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

PURCHASER		SELLER

Star Advisors, LLC		Authentidate Holding Corp.

By:		By:	/s/ William A. Marshall
Name:	Thomas Franceski	Name:	William A. Marshall
Title:	Member	Title:	Chief Financial Officer and Treasurer

EXHIBIT A

DESCRIPTION OF THE LAND

ALL THAT CERTAIN TRACT, PIECE OR PARCEL OF LAND SITUATE in the City of Schenectady, County of Schenectady, State of New York, lying along the northwest side of Technology Drive approximately 0.15 miles southwest of Anthony Street as shown on a map entitled “Riverside Technology Park – Lot Reorganization Map for Lots 5, 5A & 6” dated June 26, 1998 as prepared by the Environmental Design Partnership, LLP and filed in the Schenectady County Clerk’s Office on December 10, 1998 in Map Cabinet J as Map Nos. 258, 259, 262 and 263, and being further bounded and described as follows:

BEGINNING at the point of intersection of the northwest line of Technology Drive with the common division line of Revised Lot #6 to the northeast and Revised Lot #5 (the parcel herein being described) to the southwest, thence from said point of beginning along said northwest line of Technology Drive in a southwesterly direction the following two (2) courses and distances: 1) South 54 Deg. 31 min. 00 sec. West, 206.66 feet to a point of curvature; 2) Along a curve to the left an arc length of 77.26 feet to a point of cusp at the point of intersection of said southwest line with the common division line of Lot #4 to the southwest and Revised Lot #5 to the northeast, said point identified as Proposed Monument #5 on said map, said curve having a radius of 330.00 feet and a chord of South 47 deg. 48 min. 40 sec. West 77.08 feet; Thence along said common division line the following six (6) courses and distances: 1) Along a curve to the left an arc length of 42.10 feet to a point of tangency, said curve having a radius of 30.00 feet and a chord of North 00 deg. 54 min. 00 sec. East, 38.73 feet; 2) North 39 deg. 18 min. 10 sec. West, 31.06 feet to a point of curvature; 3) Along a curve to the left an arc length of 38.72 feet to a point of reverse curvature, said curve having a radius of 45.00 feet and a chord of North 63 deg. 57 min. 00 sec. West, 37.53 feet; 4) Along a curve to the right an arc length of 121.38 feet to a point, said curve having a radius of 70.00 feet and a chord of North 38 deg. 55 min. 20 sec. West, 106.74 feet; 5) South 49 deg. 28 min. 00 sec. West, 311.44 feet to a point; 6) North 41 deg. 48 min. 00 sec. West, 12.54 feet to the point of intersection of said line with the common division line of Lot #4 to the southeast and Lot #5A to the northwest; Thence through the lands now or formerly of Juelle T. Ferro and Rose Jean Ferro, being along the common division line of Lot 5A to the southwest and Revised Lot #5 to the northeast, North 41 deg. 48 min. 00 sec. West, passing through a point at 313.22 feet, said point being at the southwest end of the hereafter described “Tie Line”, a total distance of approximately 315 feet to the high water mark of the Mohawk River; thence along said high water mark as it winds and turns in a general northeasterly direction approximately 590 feet to a point being the most westerly corner of lands of the City of Schenectady being used for sewage treatment facilities; thence along the southwest line of said lands of the City of Schenectady, South 37 deg. 31 min. 40 sec. East, 40 feet more or less to a point being at the northeast end of said “Tie Line”, said “Tie Line” having the following two (2) courses and distances: 1) North 41 deg. 25 min. 00 sec. East, 316.27 to a point and 2) North 42 deg. 21 min. 40 sec. East, 266.85 feet to said point located approximately 40 feet from the high water mark; Thence along said lands of the City of Schenectady the following two (2) courses and distances: 1) South 37 deg. 31 min. 40 sec. East, 414.23 feet to a point; 2) North 52 deg. 17 min. 10 sec. East, 49.03 feet to the point of intersection of the southeasterly line of said lands of the City of

– CONTINUED –

DESCRIPTION (Continued)

Schenectady with the common division line of Revised Lot #6 to the northeast and Revised Lot #5, herein being described, to the southwest; Thence along said common divison line south 35 deg. 29 min. 00 sec. East, 204.88 feet to the point or place of beginning containing 6.056 +/– acres of land to be the same more or less as measured to the “Tie Line” along the Mohawk River.

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